COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Announces CFO Retirement

IRVINE, Calif., December 4, 2012 – Endologix, Inc. (Nasdaq: ELGX), developer and marketer of innovative treatments for aortic disorders, announced today that Robert J. Krist, Chief Financial Officer, has decided to retire. Mr. Krist will continue to serve as the Company’s Chief Financial Officer until a successor has been hired and will remain available to the Company as long as is required in order to ensure a smooth transition. The Company has identified candidates for a new Chief Financial Officer and hopes to make an announcement in early 2013.

John McDermott, Chairman, President and Chief Executive Officer of Endologix, said, “On behalf of the board of directors and the Endologix management team, I would like to thank Bob for his many years of service to the Company. Since joining in 2004, he has played an integral role in the Company’s growth, including establishing a strong financial position. I am confident that our team is well prepared to support the continued execution of our growth strategy and I appreciate Bob’s commitment to ensuring a smooth transition. We wish him the very best in his upcoming retirement.”

About Endologix, Inc.
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

Forward Looking Statements
Except for historical information contained herein, this news release contains forward-looking statements with respect to the transition of Endologix’ CFO position and Endologix’ continued growth, the accuracy of which are necessarily subject to risks and uncertainties, which are difficult or impossible to predict accurately and some of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including uncertainties in recruitment and the success of sales and development efforts for the Company's existing products and new products. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and the Company's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

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